Exhibit 99.1

Extreme Networks Appoints Randi Paikoff Feigin to Board of Directors
SAN JOSE, Calif., Feb. 19, 2014 /PRNewswire/ -- Extreme Networks, Inc. (Nasdaq: EXTR) today announced the appointment of Randi Paikoff Feigin, a seasoned industry veteran and former Juniper Networks executive, to its board of directors, effective Feb. 13, 2014. Mrs. Feigin is a dynamic Silicon Valley leader with a successful track record over the past two decades.
"As Extreme Networks builds a winning position in the network industry, the addition of Randi Paikoff Feigin gives us the right combination of leadership and experience," said Chuck Berger, president and CEO of Extreme Networks. "Randi brings an incredible breadth of experience in the networking industry backed by an accomplished career encompassing investor relations and communications, strategic alliances, and business process re-engineering."
Mrs. Feigin is a senior executive with over 20 years of cross-functional experience in both Corporate and Wall Street environments. She worked at Juniper Networks for 13 years, until late 2012, in a variety of operational and leadership roles including vice president of strategic alliances; vice president of business process re-engineering; and vice president of investor relations.
Prior to joining Juniper Networks in 1999, Mrs. Feigin held a leadership position in the investor relation's organization at Cisco Systems where she was responsible for educating Wall Street on the company's strategy, vision and financial performance. She joined Cisco as a result of the StrataCom acquisition in 1996 and was an integral part of the joint communication to the marketplace. At Stratacom, Mrs. Feigin established and managed the investor relations strategy and day-to-day execution of the program. Prior to her investor relations career she worked in the Equity Research departments of Morgan Stanley, Smith Barney and Robertson Stephens. She graduated from Ithaca College with a Bachelor of Science degree in Finance.
"I'm thrilled to be a part of the Extreme Networks board," said Mrs. Feigin. "Extreme Networks has a renewed vision to drive the company into a market leading position and this opportunity has encouraged me to be part of this exciting transformation."
In addition, Randi served as a Board Member of the National Investor Relations Institute, including 4 years on the National Board of Directors and 7 years on the Silicon Valley Chapter Board of Directors.
About Extreme Networks:
Extreme Networks, Inc. is setting a new standard for superior customer experience by delivering network-powered innovation and market leading service and support. The company delivers high-performance switching and routing products for data center and core-to-edge networks, wired/wireless LAN access, and unified network management and control. Our award-winning solutions include software-defined networking (SDN), cloud and high-density Wi-Fi, BYOD and enterprise mobility, identity access management and security. Extreme Networks is headquartered in San Jose, CA and has more than 12,000 customers in over 80 countries.
Extreme Networks and the Extreme Networks logo are registered trademarks of Extreme Networks, Inc. in the United States and/or other countries. All other names are the property of their respective owners.
For more information, visit the company's website at http://www.extremenetworks.com.